Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated May 25, 2007, relating to the financial statements and financial highlights which appear in the March 31, 2007 Annual Report to Shareholders of the Nicholas-Applegate U.S. Systematic Mid Cap Growth Fund (a series of the Nicholas-Applegate Institutional Funds) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Los Angeles, California June 26, 2007